Exhibit 10.5

PROMISSORY NOTE

$830,000.00	August 7, 2015

For value received, EWSD I, LLC, an Arizona limited liability company, promises to pay to the order of EAST WEST SECURED DEVELOPMENT, LLC, an Arizona limited liability company (together with its successors and assigns, the “Lender”), the principal amount of EIGHT HUNDRED THIRTY THOUSAND AND NO/100THS DOLLARS ($830,000.00) pursuant the terms of this Note, with interest thereon as provided below.

1. Interest. Interest on the outstanding principal balance of this Note shall accrue, and shall be calculated, at the rate of six percent (6.0%) per annum (the “Interest Rate”) from the date of this Note until paid in full. Interest shall be computed on the basis of actual days elapsed and a 365-day year and shall be payable in arrears.

2. Payments.

(a) Subject to the terms of Paragraph 2(b) of this Note, this Note shall be payable as follows: (i) thirty-five (35) payments of principal and interest, which shall be calculated based upon a hypothetical amortization period of thirty (30) years, commencing on September 1, 2015 and continuing thereafter on the first day of each calendar month through and including July 31, 2018; and (ii) one (1) final balloon payment of all unpaid principal and accrued but unpaid interest on August 31, 2018 (the “Maturity Date”). The time period from the date of this Note through and including the satisfaction of all obligations under this Note is hereinafter referred to as the “Loan Term”. All payments against this Note shall be made in lawful money of the United States of America at East West Secured Development, LLC, 1355 N. Greenfield Road, Mesa, AZ 85205 or at such other place as Lender may from time to time designate in writing.

(b) Borrower is using the loan proceeds from this Note to partially finance the acquisition of certain real property commonly known as 214 East 39th Lane, Highway 96, Pueblo, Colorado 81006 (the “Farm”). Notwithstanding the provisions of Paragraph 2(a) of this Note, (i) Borrower shall make a one-time payment to Lender in the amount of $300,000 on or before December 31, 2015, which shall be applied to the then-outstanding unpaid principal balance under this Note, (ii) on the date that is five (5) business days after the Adjusted Gross Revenue (as defined below) from the Farm’s business operations first exceed $10,000,000 in the aggregate, Borrower shall make a one-time payment to Lender in the amount of $250,000, which shall be applied to the then-outstanding unpaid principal balance under this Note, and (iii) on the date that is five (5) business days after the Adjusted Gross Revenue from the Farm’s business operations first exceed $15,000,000 in the aggregate, Borrower shall pay to Lender all unpaid principal and accrued but unpaid interest under this Note, whereupon the debt evidenced by this Note shall be deemed to be fully and finally satisfied. As used in this Note, “Adjusted Gross Revenue” shall mean cumulative amount of all gross revenue from the business operations of the Farm commencing from the date of the acquisition of the Farm by Borrower, net of all Colorado state sales tax imposed on cannabis, which tax currently is 30%.

3. Application of Payments. Payments made under this Note shall be applied first to late charges, second to collection costs, third to accrued and unpaid interest and fourth to principal hereunder.

4. Default Rate. At Lender’s option and without prior notice, upon the occurrence of an Event of Default (as defined below) or at any time during the pendency of any Event of Default under this Note or any related loan documents, Lender may impose a default rate of interest (the “Default Rate”) equal to the lesser of (a) ten percent per annum (10%); and (b) the highest rate permitted under applicable law. The Default Rate shall remain in effect until the default has been cured and that fact has been communicated to and confirmed by Lender. Lender’s imposition of the Default Rate shall not constitute an election of remedies or otherwise limit Lender’s rights concerning other remedies available to Lender as a result of the occurrence of an Event of Default. In the event of a conflict between the provisions of this paragraph and any other provision of the Note, the provisions of this paragraph shall control.

5. Late Charge. If any installment of principal or interest due or becoming due pursuant to this Note is not received in full within thirty (30) days after the due date therefor, then Lender may, at its option, assess and collect, and Borrower shall pay, a late charge equal to four percent (4%) of the past due sum. It is agreed that this “late charge” is reasonable in amount and is based upon the desire of Borrower and Lender to agree in advance on an amount to reimburse Lender for the anticipated expense it will incur as a result of any amount not being paid when due under this Note.

6. Prepayments. The Borrower may at its sole and absolute discretion have the privilege of prepaying this Note, in whole or in part, at any time without premium or penalty. Borrower shall provide Lender with written notice of Borrower’s intent to prepay this Note in full at least five (5) business days prior to delivery of such prepayment in full to Lender. Any partial prepayment of this Note by Borrower shall have the effect of reducing the amount of the final balloon payment due hereunder but shall not delay the next scheduled payment due under this Note or reduce the next scheduled payment under this Note (except to the extent the principal amount hereunder has been reduced and thereby the amount of accrued but unpaid interest is also reduced).

7. Events of Default.

(a) Events of Default. Any one or more of the following shall constitute an “Event of Default”:

(i) Any failure to pay any principal or interest under this Note when the same shall become due and payable and such failure continues for five (5) business days after written notice thereof from Lender to Borrower, or the failure to pay any other sum due under this Note when the same shall become due and payable and such failure continues for five (5) business days after written notice thereof from Lender to Borrower. No notice, however, shall be required after maturity of this Note.

(ii) Any failure or neglect to perform or observe any of the covenants, conditions or provisions of this Note and such failure or neglect continues unremedied for a period of thirty (30) days after written notice thereof from Lender to Borrower.

(iii) Any warranty, representation or statement contained in this Note shall be or shall prove to have been false when made or furnished.

(iv) The filing by the Borrower (or against the Borrower to which the Borrower acquiesces or that is not dismissed within 45 days after the filing thereof) of any proceeding under the federal bankruptcy laws now or hereafter existing or any other similar statute now or hereafter in effect; the entry of an order for relief under such laws with respect to the Borrower; or the appointment of a receiver, trustee, custodian or conservator of all or any part of the assets of the Borrower.

(v) The insolvency of the Borrower; or the execution by the Borrower of an assignment for the benefit of creditors; or the convening by the Borrower of a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts.

(vi) The liquidation, termination or dissolution of the Borrower.

(b) Acceleration. If an Event of Default shall occur, at the election of Lender, the full amount of this Note, and any other amounts due under any of the other Loan Documents, shall become immediately due and payable without notice or demand.

(c) Non-Exclusive Remedies. Upon the occurrence at any time of any Event of Default under this Note, without notice, demand or cure rights, except as specifically provided in this Note, Lender may exercise any right or remedy provided in this Note. After any Event of Default, unless and until such Event of Default is cured satisfactorily to Lender in Lender’s sole discretion, Lender shall have the right, at its option and without any obligation, to exercise any remedy available to Lender under any applicable law. All of Lender’s rights and remedies shall be cumulative and not alternative or exclusive, and may be exercised by Lender at such time or times and in such order of preference as Lender may determine.

8. Waiver. No delay or omission on the part of Lender in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy or of any other right or remedy under this Note. A waiver on one occasion shall not be construed as a bar to or waiver of any such right and/or remedy on any future occasion.

9. Costs of Collection. Borrower agrees that if, and as often as, this Note is placed in the hands of an attorney for collection or to defend or enforce any of Lender’s rights hereunder or under any instrument relating to or securing payment of this Note, Borrower shall pay Lender its reasonable attorneys’ fees and all court costs and other expenses incurred in connection therewith.

10. Usury. In no event whatsoever shall the amount paid, or agreed to be paid, to Lender for the use, forbearance, or retention of the money to be loaned hereunder (collectively, “Interest”) exceed the maximum amount permissible under applicable law. If the performance or fulfillment of any provision hereof or of any agreement between Borrower and Lender shall result in Interest exceeding the limit for interest prescribed by law, then the amount of such Interest shall be reduced to such limit. If, from any circumstance whatsoever, Lender should receive as Interest an amount which would exceed the highest lawful rate, the amount which would be excessive Interest shall be applied to the reduction of the principal balance owing hereunder (or, at the option of Lender, be paid over to Borrower) and not to the payment of Interest.

11. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of California, without regard to its conflicts of laws principles.

12. Notices. Any demand, request or notice which either party hereto desires or may be required to make or deliver to the other shall be in writing and shall be deemed given upon receipt if delivered personally or by electronic mail (provided that any notice given by electronic mail is also given by one of the other methods permitted herein), or on the next business day if delivered by overnight mail, or on the date of receipt or rejection as shown on the returned receipt if deposited in the United States Mail in registered or certified form, return receipt requested, addressed as follows:

To Borrower: ESWD I, LLC

c/o Medbox, Inc.

8439 West Sunset Boulevard

West Hollywood, CA 90069

Attn: Jeff Goh, President

With a copy to:

Manatt, Phelps & Phillips, LLP

To Lender:

East West Secured Development, LLC

Notice of change of address shall be given by written notice in the manner detailed in this paragraph.

13. Successors. The term “Borrower” as used herein shall include the original Borrower of this Note and any party who may subsequently become liable for the payment hereof as an assumer with the consent of Lender, provided that Lender may, at its option, consider the original Borrower of this Note alone as Borrower unless Lender has consented in writing to the substitution of another party as Borrower. The term “Lender” as used herein shall mean Lender, or, if this Note is transferred, the then holder(s) of this Note.

14. Invalidity. Invalidation of any of the provisions of this Note or of any article, paragraph, sentence, clause, phrase or word herein, or the application thereof in any given circumstance, shall not affect the validity of the remainder of this Note.

15. Time of Essence. Time is of the essence in the performance of each and every obligation of Borrower.

16. Jurisdiction; Venue. Borrower irrevocably submits to the exclusive jurisdiction of any Federal court sitting in the State of California and any state court sitting in the County of Los Angeles, California, over any suit, action or proceeding arising out of or relating to this Note. Borrower irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum.

17. Jury Waiver. BORROWER AND LENDER (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG BORROWER AND LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR ANY OTHER LOAN DOCUMENT REFERENCED HEREIN. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE FINANCING DESCRIBED IN THIS NOTE.

[Remainder of the Page Left Intentionally Blank]

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

BORROWER:

EWSD I, LLC, an Arizona limited liability company

By:	/s/ Jeff Goh
Print Name:	Jeff Goh
Title:	Manager

Signature Page to Promissory Note

to EAST WEST SECURED DEVELOPMENT, LLC